Exhibit 99.1

           Contact:        Patrick Fitzgerald
                           GNC Corporation
                           (412) 402-7455
                           Patrick-Fitzgerald@GNC-HQ.com

         GNC Promotes David R. Heilman to Chief Administrative Officer
                          and Executive Vice President

Pittsburgh PA, December 8, 2004: GNC Corporation (GNC) today announced the promotion of David R. Heilman to the new position of Chief Administrative Officer and Executive Vice President, reporting directly to Robert J. DiNicola, Chairman and Interim Chief Executive Officer. Mr. Heilman is a 10-year veteran of GNC, having served most recently as the Company's Chief Financial Officer.

"Dave is a key member of the senior management team, and he has made many valuable contributions to the Company," said Mr. DiNicola. "We look forward to further benefiting from Dave's leadership and deep industry knowledge in this new position."

Mr. Heilman joined GNC in December 1994 and served as Vice President of Strategic Planning and Corporate Development until October 2000, when he was named Executive Vice President and Chief Financial Officer. He is a senior leader in the nutritional supplement industry, and serves on the board of directors of National Nutritional Foods Association.

GNC is the largest global specialty retailer of nutritional supplements, which includes vitamin, mineral and herbal supplements, sports nutrition products, diet and energy products and specialty supplements. GNC has more than 4,900 retail locations throughout the United States, including more than 1,300 domestic franchise locations, more than 1,000 store-within-a-store locations under its strategic alliance with Rite Aid and more than 800 locations in more than 35 foreign markets including Canada and Mexico.

                                     # # #